Exhibit 99.2

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES APRIL 2006 SALES RESULTS

•	Total Net Sales Increase 22.5%

•	Comparable Store Sales Increase 10.9%

•	Ann Taylor Division Comparable Store Sales Increase 7.6%

•	Ann Taylor LOFT Division Comparable Store Sales Increase 13.4%

New York, New York, May 4, 2006 – AnnTaylor Stores Corporation (NYSE:ANN) announced today that total net sales for the four-week period ended April 29, 2006 increased 22.5 percent to $213.6 million over total net sales of $174.3 million for the four-week period ended April 30, 2005. By division, net sales were $83.6 million for Ann Taylor compared to $77.6 million last year, and $106.9 million for Ann Taylor LOFT compared to $80.8 million last year.

Comparable store sales for the period increased 10.9 percent compared to a comparable store sales decrease of 3.0 percent for the same four-week period last year. By division, comparable store sales for fiscal April 2006 were up 7.6 percent for Ann Taylor compared to a 1.8 percent decrease last year, and up 13.4 percent for Ann Taylor LOFT compared to a 4.8 percent decrease last year. Comparable store sales for the combined March - April period increased 5.6 percent with both divisions being positive, compared to a comparable store sales decrease of 2.3 percent for the same two month period last year.

Kay Krill, President & Chief Executive Officer of Ann Taylor, stated, “I am thrilled with the performance of both Ann Taylor and LOFT during April. Our product assortment at both divisions was brand appropriate and trend-right, generating strong client response across the country. We are also viewed as a wardrobing destination for special holidays, and the Easter shift enhanced April sales in both brands.”

“The Ann Taylor division delivered its ninth consecutive month of positive comparable store sales, with continued momentum in our professional go-to-work and daytime-social offerings. Performance of dresses, suits, skirts and special occasion product was particularly strong during April. The LOFT division is clearly back on track, and we could not be more excited. Our spring offering, with its focus on fashion and novelty, has been very well received. Dresses, skirts, gauchos, city shorts, jewelry, and embellished product all exceeded expectation.”

ANNTAYLOR

First Quarter Conference Call & Webcast

The Company will release its first quarter 2006 results on Friday, May 19, 2006, before the market opens. The Company will also host a live conference call and simultaneous audio webcast from 8:30AM to 9:30AM Eastern Time which will include comments from senior management on first quarter results as well as a question and answer session.

Parties interested in participating in this call should dial-in at 888-719-9701 five minutes prior to the start time. A recording of the call will be available from May 19 through May 26, 2006. To hear the recording, please call 866-661-4266. No access code is required for either dial in number. To access the simultaneous webcast of the conference call, (a replay of which will be available), please access the Company’s Investor Relations site at http://investor.anntaylor.com.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 824 stores in 46 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of the end of Fiscal 2005.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including:

•	the Company’s ability to predict accurately client fashion preferences;

•	competitive influences and decline in the demand for merchandise offered by the Company;

•	effectiveness of the Company’s brand awareness and marketing programs;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	general economic conditions, including the impact of higher energy prices, a downturn in the retail industry or changes in levels of store traffic;

•	fluctuation in the Company’s level of sales and earnings growth;

•	the Company’s ability to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business;

•	risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•	the uncertainties of sourcing associated with the new quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products and the possible re-imposition of quotas or other trade law or import restrictions in certain categories;

•	financial or political instability in any of the countries in which the Company’s goods are manufactured;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems; and

•	the impact of the Company’s AnnTaylor Factory business strategy.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking

ANNTAYLOR

statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:

Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547